(10.77) Bill of Sale, Assignment and Assumption Agreement between Aero Services International, Inc. and Jason IV Aviation, Inc. dated May 7, 1996.

                           BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT


        THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into pursuant to the terms of that certain
Asset Purchase Agreement (the "Agreement"), dated May 7, 1996, by and between Aero Services International, Inc., a Louisiana corporation ("Seller"), and Jason IV Aviation, Inc., a Louisiana corporation ("Purchaser"). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Agreement.

        1. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller does hereby sell, transfer, assign, and deliver to Purchaser, its successors and assigns, on the terms and subject to the conditions set forth in the Agreement, all of Seller's rights, title and interest in and to the Purchased Assets, including fuel and oil inventory.

        2. Purchaser does hereby accept the foregoing sale, transfer and assignment of all Seller's rights, title and interest in and to the Purchased Assets and the fuel and oil inventory, and does hereby assume and agree to pay, perform and discharge, when lawfully due, the Assumed Obligations.

        Each of Seller and Purchaser hereby covenants that, from time to time, after delivery of this instrument, at the other's request and without further consideration, such party shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments and other things or writings reasonably requested by the other party in order to evidence and effectuate the consummation of any of the transactions contemplated by this Bill of Sale, Assignment and Assumption Agreement or by the Agreement.

        IN WITNESS WHEREOF, each of Seller and Purchaser has caused this Bill of Sale, Assignment and Assumption Agreement to be executed on its behalf this 7th day of May, 1996.

                                                 SELLER:

                                AERO SERVICES INTERNATIONAL, INC.

                                By:     R. T. Brant

                               Name:            R. T. Brant

                                Title:           Chairman, CEO



                                          PURCHASER:

                                        JASON IV AVIATION, INC.

                                     By:     Orlando E. Panfile

                                  Name:            Orlando E. Panfile

                                  Title:           President